As Filed with the Securities and Exchange Commission on June 28, 2001 Registration No.

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933
                         enSurge, Inc.
                 [Formerly iShopper.com, Inc.]
     (Exact name of registrant as specified in its charter)

Nevada                                               87-0431533
(State or other jurisdiction of                   (I.R.S. Employer
 Incorporation or organization)                    Identification No.)

435 West Universal Circle
Sandy, Utah                                             84070
(Address of Principal Executive Offices)              (Zip Code)


                    STOCK UNDERLYING VARIOUS
                      CONSULTING AGREEMENTS
                      BETWEEN REGISTRANT AND
                  CONSULTANTS OF THE REGISTRANT



                FROHLING, HUDAK & PELLEGRINO, LLC
                      425 Eagle Rock Avenue
                   Roseland, New Jersey 07068
  (Name and address, including zip code of agent for service)

                         (973) 226-4600
 (Telephone number, including area code, of agent for service)

              CALCULTATION OF REGISTRATION FEE


                         Proposed    Proposed
 Title of                 Maximum    Maximum
Securities   Amount to   Offering    Aggregate    Amount of
  to be         be         Price     Offering    Registration
Registered  Registered  per Share*   Price*        on Fee
----------  ----------- ----------   --------     ----------
Common       5,550,000     $.05      $227,500       $73.26
Stock, Par
Value $.001
Per Share


Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on June 26, 2001.

                              /1/

PART I

DESCRIPTION OF EXECUTIVE, EMPLOYMENT AND CONSULTING AGREEMENTS

     The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting Agreements attached.

                                                              Number of
                                                            Shares covered
                                                                by this
                          Compensation                        Registration
                            Agreement                          Statement
------------------  ----------------------------------      ----------------
Matthew Carley      Consulting Agreement June 15, 2001      2,650,000 shares

Matthew Duffy       Consulting Agreement June 15, 2001       2,650,000 shares

Frohling, Hudak &   Letter of Engagement dated June 26, 2001   250,000 shares
Pellegrino, LLC
TOTAL                                                        5,550,000 shares

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3.  Incorporation of Documents by Reference

     The following documents are incorporated by reference in this registration statement:

      (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed pursuant to Section 13 or  15(d) of the Securities Exchange Act of 1934, as amended
     (the "Exchange Act").

       (b) Registrant's quarterly reports on Form 10-QSB for  the fiscal  quarters ending  June 30, 2000, September  30,  2000 and March 31, 2001.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

 Item 4.  Description of Securities.

     The authorized capital stock of Registrant consists of one hundred million shares (100,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of June 16, 2001 there were approximately 77,639,875 shares of Common Stock issued and outstanding.


                              /2/

     The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

     Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.
     Not applicable

Item 6.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation that the Board of Directors may adopt modifications in the company's by-laws. Pursuant to that authority the by-laws provide that no officer or Director shall be personally liable for any obligations arising out of any acts or conduct of said officer or Director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a Director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a Director or officer of the Corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such Director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person form all suits as provided for under the provisions of the Nevada Business Corporation Act; provided however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon advice of counsel.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              /3/


     Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit
No.                 Item

4.1  Consulting Agreement between Matthew Carley and the
     Registrant June 15, 2001.

4.2  Consulting Agreement between Matthew Duffy and the
     Registrant June 15, 2001.

4.3  Letter of Engagement between Frohling, Hudak & Pellegrino,
     LLC and Registrant June 26, 2001.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1 Consent of Hansen Barnett & Maxwell, Independent Certified
     Public Accountants and Auditors.

24.2 Consent of Crouch, Bierwolf & Chisolm, Independent Certified
     Public Accountants and Auditors.

24.3 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).



Item 9. Undertakings.

      (a) The undersigned Registrant hereby undertakes:

          (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)To  include any prospectus required by  section
               10(a) (3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                              /4/

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided,   however,  that  paragraphs  (a)(1)(i)   and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are
          incorporated   by   reference  in   this   registration
          statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove from registration by means of  a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                              /5/

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, Utah on the 28th day of June, 2001.



                                      By: /s/ Scott R. Hosking
                                      -------------------------
                                      Scott R. Hosking President and
                                      Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the date indicated have signed this Registration Statement.

     Signature                         Title               Date
---------------------------   ----------------------   -------------


By: /s/ Scott R. Hosking          Chief Executive Officer  June 28, 2001
---------------------------

By: /s/ George Denney             Chairman of the Board of  June 28, 2001
---------------------------          Directors


By: /s/ Jeff A. Hanks              Chief Financial and      June 28, 2001
---------------------------           Accounting Officer,
                                      Secretary and Director

Majority of the Board of Directors

By: /s/                            Director                 June 28, 2001
--------------------------


By: /s/                            Director                 June 28, 2001
--------------------------


By: /s/                            Director                 June 28, 2001
--------------------------

Agreements (see attachments)
--------------------------

                              /6/

                         Signature on File


               INDEX TO EXHIBITS BEING FILED HEREWITH


Exhibit
No.                 Item

4.1  Consulting Agreement between Matthew Carley and the
     Registrant June 15, 2001.

4.2  Consulting Agreement between Matthew Duffy and the
     Registrant June 15, 2001.

4.3  Letter of Engagement between Frohling, Hudak & Pellegrino,
     LLC and Registrant June 26, 2001.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1 Consent of Hansen Barnett & Maxwell, Independent Certified
     Public Accountants.

24.2 Consent of Crouch, Bierwolf & Chisolm, Independent Certified
     Public Accountants.

24.3 Consent of Frohling, Hudak, & Pellegrino Counsel for the Registrant (Set forth in the opinion of counsel included as Exhibit 5.1).
                              /7/